Exhibit 4.1

TELECOM SHARE OPTION SCHEME

[GRAPHIC]

TELECOM SHARE OPTION SCHEME

TABLE OF CONTENTS

1	NAME	1
2	GROUNDING	1
2.1	Alignment	1
2.2	Corporate Objective	1
3	KEY TERMS	1
4	COMMITTEE	3
4.1	Administration	3
4.2	Delegation	4
5	GRANTS	4
6	REJECTION OF GRANT	4
6.1	Opportunity	4
6.2	Acknowledgement	4
7	EXERCISE OF OPTIONS	5
7.1	Qualifying Date notice	5
7.2	Subsequent notice	5
7.3	No further notice	5
7.4	Date on which Options may be exercised	5
8	PROCEDURE FOR EXERCISE	5
8.1	Exercise Notice	5
8.2	Payment	5
8.3	Issue	5
8.4	Committee’s Notice	6
8.5	Effective Exercise	6
8.6	Continued Breach	6
9	RIGHTS ON EXERCISE	6
10	ADJUSTMENTS	7
10.1	Rights Issue	7
10.2	Bonus Issue	7
10.3	Reconstruction	7
10.4	Qualifying Date acceleration	7
11	LAPSE OF OPTIONS	8
11.1	Rejection of Grant	8
11.2	Leave Prior to Qualifying Date	8
11.3	Lapse on Performance Expiry Date	8
11.4	Leave After Qualifying Date: Involuntary Event	8
11.5	Leave After Qualifying Date: Dismissal	8
11.6	Leave After Qualifying Date: Other Reason	8
11.7	Option Lapse Date	8
11.8	Breach	9
11.9	Variation or Waiver	9
12	NO DIVESTMENT	9
13	AMENDMENT AND TERMINATION	9
13.1	Committee’s Discretion	9

13.2	Termination	9
13.3	Breach	9
13.4	Notice to Participants	10
14	QUOTATION	10
15	MISCELLANEOUS	10
15.1	Spirit of the Scheme	10
15.2	Fractions	10
15.3	Entire Agreement	10
15.4	Delay	10
15.5	Disputes	10
15.6	Notice	10
15.7	Governing Law	11
15.8	Construction	11

TELECOM SHARE OPTION SCHEME

Date: August 2003

1	NAME

The name of this scheme is the Telecom Share Option Scheme.

2	GROUNDING

The ultimate corporate objective is to create shareholder value (as measured by the sum of share price appreciation and dividend paid to shareholders). To do this, employees must develop and implement successful corporate and business-unit strategies. Employee compensation is critical to this process in two ways:

(i)	by supporting the strategies, management processes, organisation approaches and culture critical to creating shareholder value; and

(ii)	by paying directly for the value created.

The Scheme:

2.1	Alignment

is intended to align the incentives for senior employees with the interests of Telecom’s shareholders; and

2.2	Corporate Objective

forms part of a Telecom corporate objective which seeks to build morale, retain good employees and promote decisions that will benefit Telecom shareholders by conferring on a selected group of employees a right to participate in the equity of Telecom.

3	KEY TERMS

Unless the context requires otherwise:

“Breach” means a breach of:

(i)	Telecom’s constitution;

(ii)	the listing and/or other rules governing the Exchange or any other stock exchange on which Shares are quoted; and/or

(iii)	the Securities Amendment Act 1988, any other statute or regulation, or Telecom’s internal procedures for insiders;

“Business Day” means a day on which the Exchange is open for trading;

TELECOM SHARE OPTION SCHEME

“Commencement Date” means the date from and including which a Participant is entitled to participate in the Scheme, specified in the Grant;

“Committee” means Telecom’s Human Resources/Compensation Committee or any other committee or person nominated by the board of directors of Telecom;

“Employment” means employment with, or the provision of personal services (otherwise than as an employee) principally to, a company in the Group;

“Exchange” means New Zealand Exchange Limited’s NZSX;

“Exercise Date” means:

(i)	the later of the Qualifying Date and the Performance Date; or

(ii)	the Qualifying Date, if there are no Performance Criteria or the Qualifying Date and the Performance Date are the same,

subject to clauses 10.4 and 11.3;

“Exercise Notice” means notice of the exercise of an Option;

“Exercise Price” means (subject to clause 10) the average end of day market price of Shares on the Exchange for the Business Days in the month immediately preceding the Commencement Date;

“Group” means Telecom and its subsidiaries;

“Grant” means the grant of an Option;

“Involuntary Event” means death, redundancy, unjustified dismissal, retirement at or after attaining normal retirement age, illness, accident, mental infirmity or physical infirmity;

“Leave” means to suffer termination of Employment by any means and for any reason, excluding:

(i)	termination primarily for the purpose of assuming further Employment; and

(ii)	non-permanent leave of absence with employer approval;

“Live Option” means an Option which has not been exercised, for which the Qualifying Date has crystallised and which has not lapsed pursuant to clause 11;

TELECOM SHARE OPTION SCHEME

“Option” means (subject to clause 10) an option to subscribe for a Share pursuant to this Scheme;

“Option Lapse Date” means the first day after the expiration of the period, specified in a Grant, from and including the Commencement Date;

“Participant” means an Employee to whom Options are granted;

“Performance Criteria” means the performance criteria (if any) specified in a Grant;

“Performance Date” means the date on which the Committee notifies a Participant under clause 7 that the Performance Criteria are satisfied;

“Performance Expiry Date” means the date, specified in a Grant, for the purpose of clause 7.3;

“Qualifying Date” means the first Business Day after the expiration of the period, specified in a Grant, from and including the Commencement Date;

“Reconstruction” means any consolidation, subdivision, cancellation, redemption, acquisition by Telecom or other rearrangement or reconstruction whatever of shares in Telecom which changes the proportionate interest in Telecom represented by a Share;

“Scheme” means the Telecom Share Option Scheme recorded in this document as amended from time to time;

“Share” means an ordinary share in Telecom;

“Takeover” means the acquisition by any means by any person (excluding Telecom) or group of associated persons of a legal or beneficial interest in 20% or more of all Shares; and

“Telecom” means Telecom Corporation of New Zealand Limited.

4	COMMITTEE

4.1	Administration

The Committee will administer all aspects of the Scheme, including the making of Grants. Any matter to be determined by the Committee will be determined as it sees fit in its sole discretion.

TELECOM SHARE OPTION SCHEME

4.2	Delegation

The Committee may delegate to any person (and revoke any delegation of) all or any of its powers, discretions, rights and obligations under the Scheme from time to time as it sees fit, and reference to the “Committee” will be construed accordingly.

5	GRANTS

The Committee may make a Grant to an Employee. Each Grant will:

(i)	specify the number of Options granted to the Employee;

(ii)	enclose a copy of the Scheme (unless the Employee has previously received a copy);

(iii)	enclose a copy of an investment statement for the offer of Shares made under the Grant (if made in New Zealand);

(iv)	specify the Commencement Date, the Exercise Price, the Performance Criteria (if any), the Performance Expiry Date (if any) and the periods after which the Qualifying Date and the Option Lapse Date fall;

(v)	enclose an Options certificate; and

(vi)	specify the period during which the Employee may reject the Grant.

6	REJECTION OF GRANT

6.1	Opportunity

A Participant may reject a Grant by giving the Committee notice, and returning to the Committee the Options certificate, within 40 Business Days after the Grant.

6.2	Acknowledgement

In retaining a Grant (and electing not to reject the Grant pursuant to clause 6.1), a Participant acknowledges that:

(i)	the terms of the Scheme are binding; and

(ii)	participation in the Scheme does not affect the terms of the Participant’s Employment. In no event will Telecom be deemed, by making a Grant or otherwise, to have represented that a Participant’s Employment will continue until and/or beyond the Qualifying Date or the Exercise Date.

TELECOM SHARE OPTION SCHEME

7	EXERCISE OF OPTIONS

7.1	Qualifying Date notice

On or prior to the Qualifying Date, the Committee will notify a Participant whether or not the Performance Criteria are satisfied (where applicable).

7.2	Subsequent notice

If the Committee gives notice under clause 7.1 that the Performance Criteria are not satisfied, the Committee will notify the Participant of satisfaction, on the next monthly anniversary of the Qualifying Date on which the Performance Criteria are satisfied (or, if that day is not a Business Day, on the next Business Day), subject to clause 7.3.

7.3	No further notice

The Committee will only give notice under clause 7.2 (if any) prior to the Performance Expiry Date.

7.4	Date on which Options may be exercised

Options may be exercised on the Exercise Date or any Business Day after the Exercise Date, unless:

(i)	Breach

the Committee considers that the exercise would give rise to a Breach; or

(ii)	Lapse

the Option has lapsed pursuant to clause 11.

8	PROCEDURE FOR EXERCISE

8.1	Exercise Notice

A Participant may, as the Participant sees fit from time to time (subject to clause 7.4), exercise part or all of that Participant’s Options (subject to any minimum number or multiple of a number of Options prescribed by the Committee from time to time), by giving the Committee an Exercise Notice.

8.2	Payment

Any Exercise Notice must be accompanied by:

(i)	payment of the aggregate Exercise Price; and

(ii)	(if applicable) a form requesting consent to acquire Shares, in terms of Telecom’s internal procedures for insiders.

8.3	Issue

Within five Business Days after the date on which the Committee receives:

(i)	an Exercise Notice;

TELECOM SHARE OPTION SCHEME

(ii)	payment; and

(iii)	(if applicable) a form requesting consent to acquire Shares, in terms of Telecom’s internal procedures for insiders,

in accordance with this clause, Telecom will issue to the Participant Shares, unless clause 7.4 precludes the exercise of Options (if so, the Committee will give notice to the Participant accordingly and refund the Exercise Price (without interest)).

8.4	Committee’s Notice

The Committee will give a further notice to a Participant who has been precluded (pursuant to clause 7.4(i)) from exercising an Option, as soon as it considers that the exercise would no longer give rise to a Breach.

8.5	Effective Exercise

Notwithstanding clauses 11.4 to 11.7, but subject to clause 8.6, the Exercise Notice of a Participant precluded (pursuant to clause 7.4(i)) from exercising an Option will take effect 10 Business Days after the date on which the Committee gives its notice pursuant to clause 8.4, if the Participant:

(i)	pays the aggregate Exercise Price; and

(ii)	(if applicable) delivers a form requesting consent to acquire Shares, in terms of Telecom’s internal procedures for insiders,

during that period. If the Participant fails to do so, the Exercise Notice will be deemed to have been revoked.

8.6	Continued Breach

If the exercise of Options pursuant to clause 8.5 would give rise to a Breach, the Committee will proceed as if an Exercise Notice had been given pursuant to clause 8.1.

9	RIGHTS ON EXERCISE

Shares issued to Participants will be credited as fully paid and will rank pari passu in all respects with all Shares at the date of issue, except for any dividend declared on Shares where the record date occurs prior to issue.

TELECOM SHARE OPTION SCHEME

10	ADJUSTMENTS

10.1	Rights Issue

If, prior to the exercise of an Option, Telecom confers on the holders of Shares rights to acquire Shares (or other benefits or assets), the Committee may adjust the Exercise Price so that Participants receive a benefit which reflects the value of the rights to holders of Shares. A Participant will not otherwise benefit from the rights and, in particular, may not acquire Shares (or other benefits or assets) under the rights, except to the extent the Participant becomes a holder of Shares (on the exercise of Options) before the record date for the rights.

10.2	Bonus Issue

If, prior to the exercise of Options, Telecom issues Shares to the holders of Shares in a manner that maintains the existing relative voting and distribution rights of all holders of Shares, a Participant will be entitled on exercising the Options to receive additional Shares as if the Shares under the Grant received on exercising the Options had participated in the bonus issue.

10.3	Reconstruction

If, prior to the exercise of an Option, there is a Reconstruction, the Committee will adjust the number of Shares to be received on the exercise of Options, the Exercise Price and/or any other rights under the Options, to the extent required at the time of the Reconstruction under the applicable listing and/or other rules governing the Exchange or any other stock exchange on which Shares are quoted.

10.4	Qualifying Date acceleration

Notwithstanding any other provision of the Scheme, if a Participant Leaves prior to the Qualifying Date:

(i)	due to death or redundancy; and

(ii)	on or after the date half-way through the period from the Commencement Date to the Qualifying Date,

the Committee may (but has no obligation whatever to) deem the Exercise Date to have occurred, on the day immediately prior to the date on which the Participant Leaves, for a number of the Participant’s Options based on this formula:

number of Options = number of all of the Participant’s Options x	n
t

where

n is the number of days from the Commencement Date to the date on which the Participant Leaves (both inclusive)

t is the number of days from the Commencement Date to the Qualifying Date (both inclusive).

TELECOM SHARE OPTION SCHEME

Where the Committee does so, those Options will lapse on the first day after the expiration of one year from and including the date on which the Participant Leaves.

11	LAPSE OF OPTIONS

11.1	Rejection of Grant

If a Participant rejects a Grant under clause 6.1, the Options under the Grant will lapse immediately.

11.2	Leave Prior to Qualifying Date

If a Participant Leaves prior to the Qualifying Date, the Participant’s Options will lapse immediately, subject to clause 10.4.

11.3	Lapse on Performance Expiry Date

If the Exercise Date does not precede the Performance Expiry Date (where applicable), the Participant’s Options will lapse immediately.

11.4	Leave After Qualifying Date: Involuntary Event

If a Participant Leaves due to an Involuntary Event or within six months from and including the date of a Takeover, the Participant’s Live Options (if any) will lapse on the first day after the expiration of one year from and including the date on which the Participant Leaves or on the Option Lapse Date, whichever is the earlier.

11.5	Leave After Qualifying Date: Dismissal

Subject to clause 11.4, if a Participant Leaves due to dismissal, the Participant’s Live Options (if any) will lapse immediately.

11.6	Leave After Qualifying Date: Other Reason

If a Participant Leaves due to a reason other than the reasons referred to in clauses 11.4 and 11.5, the Participant’s Live Options (if any) will lapse on the first day after the expiration of three months from and including the date on which the Participant Leaves or on the Option Lapse Date, whichever is the earlier.

11.7	Option Lapse Date

A Live Option, which has not lapsed pursuant to clauses 11.4 to 11.6 (which, for the avoidance of doubt, are subject to clause 8.5) or 11.8, lapses on the Option Lapse Date, subject to clauses 8.5 and 11.8.

TELECOM SHARE OPTION SCHEME

11.8	Breach

Notwithstanding clauses 11.4 to 11.7, if, after the period of six months from the date on which it first gives notice pursuant to clause 8.3, the Committee considers that it is still unable to give notice in respect of an Option pursuant to clause 8.4 and/or the exercise of Options pursuant to clause 8.5 would give rise to a Breach:

(i)	the Committee will arrange to pay the Participant the sum representing the difference between the Exercise Price and the average end of day market price of Shares on the Exchange for the Business Days in the month immediately preceding the date of the Exercise Notice given by the Participant pursuant to clause 8.1; and

(ii)	the Live Option will lapse immediately upon that payment being made.

11.9	Variation or Waiver

The Committee may vary or waive the application of clauses 11.1 to 11.8 for any one or more of the Participants.

12	NO DIVESTMENT

No Participant may transfer, assign, or otherwise dispose of or create any interest (including any security, legal or equitable interest) in an Option, without the prior written consent of the Committee.

13	AMENDMENT AND TERMINATION

13.1	Committee’s Discretion

Subject to clause 13.3, the Committee may from time to time:

(i)	vary any term of a Participant’s participation in the Scheme, with the agreement of the Participant; or

(ii)	amend the Scheme, if the Committee considers that the interests of Participants affected are not materially prejudiced.

13.2	Termination

Subject to clause 13.3, the Committee may terminate the Scheme.

13.3	Breach

The Committee:

(i)	may not amend (or vary any term of a Participant’s participation in), or terminate, the Scheme if this would give rise to a Breach; but

TELECOM SHARE OPTION SCHEME

(ii)	may amend or terminate the Scheme if the Committee considers that this would avoid giving rise to a Breach.

13.4	Notice to Participants

The Committee will give notice of any amendment to or termination of the Scheme to all Participants affected. Similarly, the Committee will give notice of any adjustment under clause 10 to all Participants affected.

14	QUOTATION

Options will not be quoted on a stock exchange.

15	MISCELLANEOUS

15.1	Spirit of the Scheme

If any circumstance arises which might result in the spirit and intent of the Scheme not being fulfilled, the Committee will use all reasonable endeavours to effect any modification to the Scheme required to preserve that spirit and intent.

15.2	Fractions

If a calculation or adjustment under the Scheme produces a fraction of a cent or Share, the product will be rounded to the nearest whole number favourable to the Participant.

15.3	Entire Agreement

The Scheme represents all of the terms on which Options are issued and exercised and Shares issued under the Scheme, except those which the Committee reasonably implies to give effect to the Scheme.

15.4	Delay

No failure, delay or indulgence by the Committee in exercising any power or right conferred on it under the Scheme will operate as a waiver of that power or right; nor will a single exercise of a power or right preclude further exercises, or the exercise of any other power or right under the Scheme.

15.5	Disputes

Any dispute which arises under the Scheme will be determined by the Committee. The Committee’s decision will be final.

15.6	Notice

All notices and communications required to be given or made under the Scheme will be in writing and addressed to the recipient at the address or facsimile number from time to time designated by the recipient. Unless any other designations are given, the addresses and facsimile numbers of Telecom and a

TELECOM SHARE OPTION SCHEME

Participant are those (if any) set out in the relevant Grant. Any notice or communication will be deemed to have been received:

(i)	at the time of delivery, if delivered by hand;

(ii)	on the second Business Day after the date of mailing, if sent by post or airmail with postage prepaid; or

(iii)	on the day on which confirmation of proper transmission is received (on transmission), if sent by facsimile.

15.7	Governing Law

The Scheme will be governed by and construed in accordance with New Zealand law.

15.8	Construction

Unless the context requires otherwise:

(i)	the singular includes the plural and vice versa, and words importing any gender include the other genders;

(ii)	a reference to a “person” includes any individual, partnership, committee and incorporated or unincorporated body (whether or not having a separate legal personality);

(iii)	a reference to an “amendment” includes any deletion or addition;

(iv)	a reference to an enactment (statute or regulation) includes enactments in New Zealand and in any other jurisdiction affecting the Scheme, and is a reference to that enactment as amended, or any enactment substituted for that enactment;

(v)	where a word or expression is defined in the Scheme, other parts of speech and grammatical forms of that word or expression have a corresponding meaning; and

(vi)	a reference to a person includes its successors and permitted assigns.